Exhibit 14.1
Code of Business Conduct

Purpose
This Code of Business Conduct ("Code") is a guide to help employees, officers and members of the Board of Directors (“Covered Persons”) of IPG Photonics Corporation and its subsidiaries worldwide (collectively, “IPG”) live up to IPG's high ethical standards. It summarizes many of the laws, rules and regulations that IPG and all Covered Persons are required to adhere to. We must remember that misconduct by only a few can seriously discredit IPG, harm our reputation, and reflect poorly on all of us. No success is worth the expense of compromising ethical behavior. While this Code cannot cover every situation IPG Covered Persons throughout the world might encounter, it is a guide that highlights key issues and identifies policies and resources to help IPG Covered Persons reach decisions that will make IPG proud.
Responsibility and Accountability
All Covered Persons are required to follow this Code of Business Conduct. As Covered Persons, each of us has the personal responsibility to make sure that our actions abide by this Code of Business Conduct and the laws that apply to our work. Covered Persons who are responsible for engaging third party agency representatives, including consultants, should ensure that those third parties understand the relevant portions of this Code and adhere to IPG's compliance obligations when acting on its behalf. This policy addresses several areas of business practice, but no statement can cover all situations which might arise in the course of business. Accordingly, all Covered Persons are expected to comply with the letter and spirit of this Code, using their best judgment, in those cases not specifically addressed.
Keep in mind that failure to abide by this Code and/or applicable law may lead to disciplinary measures appropriate to the violation, up to and including dismissal, in accordance with applicable laws and irrespective of whether the violation had positive or detrimental consequences for IPG.
Additional Responsibility of Managers
Managers are expected to ensure that adequate information and training regarding this policy is provided to employees under their supervision. Managers are also expected to know and understand the laws, standards and policies that apply to their area of responsibility. If you have questions in this regard, please contact the Legal Department at legal@ipgphotonics.com, your employee representative, if any, or the Human Resources Department in your country or at your location.
How to Get Help and Report Concerns
Raising Questions. Covered Persons must become familiar with this Code and applicable IPG policies and regulations. However, you may encounter situations where you are unsure of the right course of action. If you have questions about the Code of Business Conduct, the IPG policies or a specific situation the first place to turn is your supervisor or manager. If your local supervisor or manager is unable to answer your questions or you prefer not to go to your supervisor, please ask another member of management, the Legal Department, the Human Resources Department, or employee representatives, if any. Our open door policy allows you the freedom to approach management with your questions.

Reporting Violations. In contrast to a question, if you have experienced or know of any conduct you believe violates the law or any policy in this Code of Business Conduct, you should report such information promptly in accordance with applicable policies and, if not addressed in a separate policy, using the reporting procedures described below:

1.	Contact your immediate supervisor, local department head, local human resources representative, or local employee representatives.

2.
If you are not comfortable reporting to your local supervisor or local management, or you have already done so but are not satisfied with the response, depending on the nature of your concern you may also be able to report it through the compliance helplines as follows:

Telephone:

•	English speaking USA and Canada: (855) 600-0036 (not available from Mexico)

•	Spanish speaking North America: (800) 216-1288 (from Mexico user must dial 001-800-216-1288)

•	Employees outside of North America: 262-821-8236
Website:  http://www.lighthouse-services.com/ipgphotonics
E-mail: reports@lighthouse-services.com (must include company name with report)
Fax: (215) 689-3885 (must include company name with report)

The helpline is a 24/7 hotline administered by a third-party agency, not IPG.

The manner in which reports can be made varies from country to country. The compliance helpline will give you further instructions on how and whom to report your particular concern. If it turns out that you are calling about a matter that must be handled locally according to local requirements, the compliance hotline will direct you back to local management.

3.
In addition, you may make a report relating to banking, accounting, finance, internal accounting controls, audit matters, bribery, antitrust /competition, and financial crimes or corruption directly to the Audit Committee of the Board of Directors by contacting 001-508-373-1112 (USA) or compliance@ipgphotonics.com. Note, however, that while you are free to contact the Audit Committee in accordance with these procedures, we prefer that you use this channel only in those instances where financial impropriety involving senior management is involved. In all other instances, please attempt to first utilize the local, or where permitted hotline reporting channels, described above.

Because it allows for a more effective and efficient investigation and resolution of a report, we encourage you to give your name and other pertinent information when making a report. However, if the situation warrants or requires it, you may also make a report anonymously. In this case, you should give a sufficiently detailed description of the factual basis for the allegations to allow an appropriate investigation. If concerns or complaints require confidentiality, including maintaining the anonymity of the reporter, then this confidentiality and anonymity will be protected to the extent possible, subject to applicable law, regulation or legal proceedings.

No Retaliation. You will not be retaliated against because of a good faith report or because you cooperate with an ongoing investigation (see below). Please note, however, that you may not submit a bad faith report, that is, a report you know to be false. Any abuse, such as raising a malicious allegation, or one you know to be unfounded, will be dealt with by your local employer as a disciplinary matter and/or an unlawful action, consistent with applicable law.

Investigations. All reports will be reviewed and investigated as necessary under the circumstances. The reporting person should provide sufficient information to enable a complete investigation to be undertaken. All reports and complaints regarding banking, accounting, finance, internal accounting controls, audit matters, bribery, antitrust/competition, and financial crimes or corruption, made to or received by the General Counsel will be logged into a record maintained for this purpose by the General Counsel and a record of such report shall be retained for as long as reasonably necessary pursuant to applicable law. IPG takes good faith allegations of improper conduct by IPG or any Covered Person very seriously and Covered Persons should cooperate fully with any internal investigations of such allegations to the maximum extent allowed under applicable law. Any Covered Person who interferes with, or provides false information in the course of an internal investigation, may be subject to disciplinary action, up to and including termination of employment, consistent with applicable law. You should not attempt to conduct your own investigation either before or after making a report.

You, of course, should respond truthfully and promptly to all investigations made by compliance and investigative personnel and disclose any information that may be pertinent. If you have reason to believe that a violation has been committed, or that an investigation by either IPG or a government agency is underway, you must retain all potentially relevant documents consistent with applicable laws and IPG policies. If you have any doubt about the propriety of destroying a document in this or any other context, you should consult the Legal Department in advance.

Data Protection. For reports communicated from the European Union to data recipients located in the United States, the transfer of personal information to the United States (including to the General Counsel, Chief Executive Officer, Chief Financial Officer and Audit Committee in the United States) is secured by Model Contracts among the IPG companies governing transfer of personal information from the European Union.

The data collected and processed (which may include personal information related to you such as your name, position, etc.) will be proportionate in relation to the specific purposes for which they are collected or further processed. Processed personal data shall be retained no longer than required or permitted by applicable law. In certain cases, such as those involving criminal offences, information may also be shared with local law enforcement or other authorities as necessary to comply with legal requirements or to protect IPG’s legal interests. You have the right to access and modify your personal data by contacting IPG, ensuring the effectiveness of these rights of access.

Waivers

Waivers of this Code of Business Conduct for executive officers and members of the Board of Directors of IPG must be approved by IPG’s Board of Directors, and for all other Covered Persons must be approved by the Chief Executive Officer.

A. COMPLIANCE WITH LAWS AND REGULATIONS

In no case shall any Covered Person violate any applicable U.S. or local law provisions. You must comply with all applicable governmental laws, rules and regulations, as well as applicable IPG policies and procedures. Part of this responsibility is to acquire appropriate knowledge of the legal requirements relating to your duties sufficient to enable you to recognize potential problems and to seek advice from the legal department where appropriate. Violations of applicable governmental laws, rules and regulations may subject you to individual criminal or civil liability, as well as to disciplinary action by your local employer up to and including termination of employment, in accordance with applicable laws. Such individual violations may also subject IPG to civil or criminal liability or the loss of business.

B. ANTITRUST AND COMPETITION LAWS

IPG is committed to vigorous competition based on the merits of its products and services. IPG seeks to satisfy its customers' needs rather than its competitors' opportunities. Antitrust/competition laws benefit consumers by promoting such competition. Therefore, we strictly comply with the antitrust and competition laws in the jurisdictions where we operate.

While antitrust laws are complex, they generally forbid formal or informal arrangements that restrain trade. For example, Covered Persons may not enter into any kind of agreement or understanding (even informal or oral) with a competitor on prices, territories, customers, bidding, products or services, market share or that which otherwise might appear to affect, limit or restrict competition. Covered Persons should not be misled into thinking that an unlawful agreement or understanding requires a formal agreement or documents signed by the parties. An unlawful agreement may be found on the basis of any conscious commitment by competitors to a common course of anti-competitive action. In some countries, even if no agreement or understanding was reached, competition laws may infer an agreement from parallel actions by competitors following discussions or other communications between them. The best policy is to avoid communications with competitors except for necessary business or trade association purposes.

IPG, acting independently, is free to price its products as it chooses. Aggressive pricing and marketing tactics that are perceived as intended to eliminate a competitor or competitors, however, may be subject to challenge as violations of competition laws -- particularly where it could be claimed that IPG has market dominance. Noncompliance with applicable antitrust and competition laws can have severe consequences for you and IPG. Because this is a complex area of the law, any questions relating to these laws or competition in the market place should be discussed in advance with the Legal Department.

C. ENVIRONMENTAL

IPG recognizes that protecting the environment in the course of its business activities is a high priority. Environmental laws regulate many of IPG’s activities. IPG’s policy is to respect the environment and comply with applicable environmental laws. IPG follows pollution prevention programs and procedures. Covered Persons are strongly urged and encouraged to suggest ways to eliminate waste and emissions from our processes.

All waste products and hazardous materials must be stored treated and disposed of as required by applicable laws, regulations, and approved corporate practices. The unsafe storage of a toxic or hazardous material or any release of such materials into the environment should be immediately addressed to the local safety manager or your supervisor or manager. Under IPG’s policy, Covered Persons should:

•	follow your company's environmental guidelines, including procedures for proper handling of toxic or hazardous materials

•	dispose of toxic or hazardous materials only in an approved manner

•	notify your local safety manager, supervisor or manger of any violations of your company’s environmental guidelines including damage to environmentally protected areas.

D. EXPORT AND INTERNATIONAL TRADE

IPG’s participation in the world market requires an awareness of the international trade laws. The export of goods and technology from the United States and other countries is regulated by a number of quite complicated laws and regulations. Whether a product or technology can be exported depends upon a number of factors including the nature of the item the country of destination and the end--user or end-use. Export restrictions are broader than one might expect: they apply not only to the export of goods and services but also to the disclosure of technology in many forms such as plans designs, training, consulting, and technical assistance. The export restrictions can also apply to foreign made products based on U.S. technology or which incorporate U.S. parts or components.

In some cases an export license is required before an export. Accordingly, before any export, Covered Persons must comply with IPG’s policies and, in the event of any questions, must contact your local manager or the Legal Department.

E. FOREIGN ECONOMIC BOYCOTTS

IPG’s policy is strictly to comply with the legal requirements and ethical standards of each country in which you conduct business as well as with all U.S. laws applicable in other countries, including applicable U.S. and other countries’ export laws. Prohibited activities connected with such boycotts include, but are not limited to:

•	refusing to do business with boycotted countries, their nationals or blacklisted companies

•	furnishing information about IPG or any person’s past, present or prospective relationship with boycotted countries or blacklisted companies

•	discriminating against individuals or companies

Because this is a complex legal area, if you receive a request involving any international restrictive trade practice you should consult with the local manager or the Legal Department. Be alert to the possibility that requests relating to boycotts can appear in "standard" language in documents such as contracts, letters of credit and shipping documents. The law also requires that requests to boycott be reported to the U.S. government.

F. DISCLOSURE AND FINANCIAL INTEGRITY

IPG’s policy is to provide full, fair, accurate, timely, and understandable disclosure in reports and documents that it files with, or submits to, the U.S. Securities and Exchange Commission (“SEC”) and in other public communications. IPG has established disclosure controls and procedures to ensure that information that it is required to disclose in certain reports that it files or submits to the SEC is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. In addition, IPG has established internal accounting controls for financial reporting to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of our financial statements for external purposes in accordance with generally accepted accounting principles. These internal controls require IPG to:

•	maintain records that, in reasonable detail, accurately and fairly reflect IPG’s transactions and dispositions of assets

•
properly record IPG’s transactions to permit the preparation of its financial statements in accordance with generally accepted accounting principles, and make receipts and expenditures only in accordance with authorizations of IPG’s management and Board of Directors

•	prevent or detect in a timely manner the unauthorized acquisition, use or disposition of IPG’s assets that could have a material effect on its financial statements.

While these requirements are especially applicable to the Chief Executive Officer, Chief Financial Officer and members of the Finance Department, all employees are responsible for complying with IPG’s disclosure controls and procedures and internal controls for financial reporting. An important requirement on all Covered Persons is to not knowingly submit or approve false or improper expenses to IPG. If you have any questions concerning IPG’s disclosure controls and procedures and internal accounting controls, you may contact the Finance Department. Please also note that IPG has a Procedure for Complaints Regarding Accounting, Internal Accounting Controls or Auditing Matters, Fight

Against Bribery, Banking and Financial Crime available online at http://investor.ipgphotonics.com/documents.cfm.

G. FAIR DEALING

You are expected to deal fairly and honestly with our customers, suppliers, employees and anyone else with whom you have contact in the course of performing your duties to IPG. The making of false or misleading statements about our competitors is prohibited by this Code and inconsistent with our reputation for integrity and harmful to our business. You may not engage in unfair business practice toward our customers, partners, suppliers, competitors public or any third party. No Covered Person may through improper means acquire proprietary information from others, possess trade secret information or induce disclosure of confidential information from past or present employees of other companies. If you have obtained information of this variety by mistake, or if you have any questions about the legality of future actions, consult your supervisor immediately.

H. USE AND PROTECTION OF IPG PROPERTY & ASSETS

IPG's facilities, equipment and supplies must be used only for conducting Company business or for purposes authorized by management. IPG's assets include not only physical objects but also proprietary information, which includes intellectual property, know-how, trade secrets and confidential information. Every Covered Person is responsible for protecting IPG's assets entrusted to them in addition to helping protect the Company's assets in general. Accordingly, proprietary information must not be disclosed unless authorized by IPG’s Legal Department. Furthermore, employees must be careful not to inadvertently disclose proprietary information in casual conversations or other circumstances.

I. PROPRIETARY INFORMATION, INCLUDING INTELLECTUAL PROPERTY AND CONFIDENTIAL INFORMATION

Covered Persons should hold in confidence and not directly or indirectly use or disclose, either during or after termination of employment with IPG, any intellectual property and other confidential information, know-how, trade secrets they obtain or create during the period of employment, whether or not during working hours, except to the extent authorized by IPG, until such proprietary information becomes generally known. Employees should not make copies of such proprietary information except as authorized by IPG.

Also, Covered Persons may obtain access to confidential information owned by third parties, either through licenses or by other agreements. All Covered Persons are expected to observe and protect the intellectual property of IPG and of third parties.

J. CONFLICTS OF INTEREST

Conflicts of interest arise when the personal interests of an employee influence or appear to influence that employee’s judgment or ability to act in IPG’s best interests. All employees are prohibited from taking any actions that would create a conflict of interest and should avoid even the appearance of a conflict of interest. IPG conducts its business by buying and selling products and services solely on the basis of value and merit. When IPG buys, it is responsible to its stockholders and to its customers to seek the most technically efficient and cost-effective products and services and to evaluate them using consistent and unbiased standards. When IPG sells, it recognizes that its customers have a similar responsibility to their owners. Their independence and objectivity in choosing suppliers should not be undermined by conflicts of interest or personal gifts or favors not in accordance with any applicable laws.

In order to carry out these guidelines, employees should avoid conflicts of interest, including but not limited to, the following:

•
employees should not directly or indirectly own stock or have any other interest in any of the Company's competitors, customers, suppliers, licensees, licensors, distributors or others with whom the Company has business relationships, except for the ownership of less than 5% of the outstanding securities of a Company which is publicly traded. This policy does not prohibit ownerships or interest which have been disclosed to and approved in advance in writing by the Chief Executive Officer of IPG.

•
employees should not accept directly or indirectly any gifts, payments, fees, services, valuable privileges, loans (other institutions), other favors or things of value from any person or business enterprise that does, or seeks to do business with IPG or is the competitor of IPG, in which case competition and bribery concerns are also raised. This policy does not generally prohibit accepting gifts, hospitality and courtesies commonly associated with accepted and lawful business practices, as addressed below.

•
Covered Persons may not serve as a member of the board of directors, or in a management capacity, or as a consultant to any business enterprise that is in the laser business or otherwise has a business relationship with IPG without the prior disclosure to and written approval of the CEO of IPG. Covered Persons must disclose whether formally approved or not, investments or associations of the types described in the two preceding paragraphs of this section and any other investments or associations which might reasonably be thought to interfere with the independent exercise of their judgment in the best interests of the Company. (Ownership of less than 5% of the outstanding securities of a corporation which are publicly traded need not be so disclosed).

Executive officers and directors of IPG, and general managers and finance directors of IPG’s subsidiaries are also required to comply with the Policy on Related Party Transactions.

K. GIFTS, GRATUITIES AND FAVORS:

Non-Governmental: Giving and receiving gifts as part of business dealings can create conflicts of interest as well as implicating commercial anti-bribery laws. The purpose of gifts and favors is generally to create marketing awareness and good will. If they do more than that, and unduly influence judgment or create a feeling of obligation, they should not be offered, given or accepted. This includes "bribery" as that word is commonly understood. Similarly, intentional over billing by or of IPG and subsequent rebates, other than those occasioned by bona fide pricing adjustments paid in a lawful manner, are prohibited.

Covered Persons must NOT offer/give gifts to or accept/receive or solicit any gifts, entertainment or thing of value in connection with your service to IPG, except in a manner consistent with applicable law, IPG policies and customary business practices. Offering, giving or receiving such gifts from IPG business contacts, relatives, suppliers, vendors, or others who have a business relationship with IPG if they create a conflict of interest or the appearance of a conflict of interest.

Examples of these types of prohibited gifts are: vacations, stock, gift or debit cards, gift certificates or any other items of more than a nominal value. Covered Persons must decline such gifts and tell the giver that IPG policy prohibits their acceptance. Nor shall Covered Persons accept compensation from a third party that is dealing with IPG without the express written approval of the Chief Financial Officer or General Counsel. If a Covered Person is giving items of nominal value that are permissible hereunder, the Covered Person must ensure that the recipient’s company policy allows him/her to accept the gift. Covered Persons may pay for or, if lawfully permitted, accept business entertainment such as meals and sporting or other similar event tickets if the expense is reasonable and directly related to IPG business and is not to or from a government official, as addressed below. A final test of appropriate business courtesies is whether public disclosure would be embarrassing to IPG or the recipient.

Governmental/Anti-Bribery : Covered Persons should be especially careful when providing gifts or entertainment to government officials (including, but not limited to, any government official (including but not limited to any officer, employee or consultant of a government, or government department or agency, officer or employee of a state-owned enterprise, professor or employee of a state or public university or research institute, political party or official, candidate for political office, officer or employee of a public international organization, such as the World Health Organization or World Bank, or the spouse or immediate family member of any of the persons mentioned above) (“government official”). In dealing with government officials Covered Persons may not, directly or indirectly (through IPG’s joint venture partners, distributors and agents and representatives) give, or offer to give, any payment or other significant thing of value in order to obtain government business or to reward the recipient for business already obtained. Covered Persons must be aware that IPG is subject to a set of laws knows as the Foreign Corrupt Practices Act (FCPA) in the United States and similar laws elsewhere addressing anti-corruption/anti-bribery, such as the UK Bribery Act. These laws generally prohibit "bribery" as that word is commonly understood as well as gift or debit cards or gift certificates. Simply stated, the giving of any gratuities of even a nominal value, such as meals, is prohibited when dealing with any government agency or official. Loans, payments or gifts to U.S. or non-U.S. government officials are prohibited by law and by IPG policy. Any questions on this policy should be directed to the General Counsel. Similarly, intentional over billing by or of IPG and subsequent rebates, other than those occasioned by bona fide pricing adjustments paid in a lawful manner, are prohibited.

IPG keeps a system of internal accounting controls and keep accurate books and records of the Company's transactions and assets. Secret or unrecorded funds or assets may not be maintained for any purpose. It is a violation to falsify IPG’s books and records or to provide materially misleading or incomplete financial information to an auditor. All employees are responsible for following the accounting and financial reporting procedures in their company's policies and procedures manual.

All Covered Persons and IPG’s joint venture partners, distributors and agents and representatives should comply with the IPG Photonics Anticorruption Policy.

L. INSIDER TRADING

Covered Persons directly or indirectly are not allowed to trade in IPG securities (e.g., stocks, bonds, options, etc.), the securities of any other company or any other kind of property based on knowledge that comes from their jobs, in that information has not been reported publicly. In many countries, it is against the law to trade or to “tip” others who might make an investment decision based on inside information. In some countries, such as the United States, it is illegal to trade or "tip" others to trade in the stock of other companies if you have "material” nonpublic -- "inside" -- information regarding such companies. Information is material if it is important enough to influence someone to buy, sell, or hold securities. Insider trading and tipping can result in substantial criminal and civil penalties, which could mean fines or even going to jail.

Covered Persons are also required to comply with the IPG Photonics Insider Trading Policy.

M. COMMUNICATIONS

In the event you receive an inquiry from someone outside of IPG, such as a stock analyst, investor or survey company asking for information relating to IPG, your area of responsibility or the “industry”, you should refer the inquiry to the Chief Financial Officer or the Legal Department. IPG is required under Regulation FD (Fair Disclosure) of the U.S. federal securities laws to avoid the selective disclosure of material nonpublic information. In general, the regulation provides that when a public company discloses material nonpublic information, it must provide broad, non-exclusionary access to the information. Violations of this regulation can subject IPG to SEC enforcement actions, which may result in injunctions and severe monetary penalties. IPG has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release in compliance with applicable law. To reiterate, no one at IPG other than the Chief Executive Officer, Chief Financial Officer and Investor Relations is authorized to speak on behalf of the Company to analysts or the press without prior approval from the Chief Executive Officer or the Chief Financial Officer.

O. POLITICAL CONTRIBUTIONS AND POLITICAL ACTIVITIES

No unlawful political contributions may be made directly or indirectly by or on behalf of IPG. Political contributions, whether of money, services, facilities or anything else of value, include, but are not limited to, contributions to any political party, political action committee, candidate for public office or holder of public office. In jurisdictions where political contributions by or on behalf of a corporation are lawful, they are made only after such political contributions have been determined by the General Counsel to be lawful.

IPG Covered Persons are allowed as individuals to participate actively in elections processes including making personal contributions in support of candidates or parties of their choice. However those activities may not involve the uncompensated use of IPG equipment, supplies or facilities or be undertaken on IPG work time, unless permitted by applicable law.

Adopted: XXX, 2014 by Audit Committee of Board of Directors

CODE OF BUSINESS CONDUCT ACKNOWLEDGMENT

I acknowledge that I have read and understand IPG’S Code of Business Conduct (the “Code”). I will comply with the policies set forth in the Code in all respects and comply with IPG’S policies and procedures that apply to my particular job responsibilities. I further acknowledge that it is my responsibility to assist those reporting to me to comply with the Code and that if I work with third parties acting on IPG’S behalf that I will inform them of relevant Code and IPG policies to assist that they too act with the utmost integrity and in compliance with applicable law.

I understand and agree that my continuing compliance with the Code and IPG policies is a requirement of my employment with the Company. I recognize that if I have any questions related to the guidelines in this Code or other Company policies, I should ask the appropriate person, as identified in this Code, and if I become aware of actual or suspected violations, I should report them as set out in the Code. I am aware that my participation in any conduct that violates the Code could subject me to disciplinary action, up to and including termination.

Print Name: _________________________

Date: ______________________________